EXHIBIT INDEX TO FORM N-SAR
                       OF MASSMUTUAL PARTICIPATION INVESTORS
                       FOR THE PERIOD ENDED DECEMBER 31, 1999




EXHIBIT NO.       DESCRIPTION


77B            Accountant's Report on Internal Control

77K            Changes in Registrant's certifying accountant

77Q1(f)        Letter from independent accountant furnished pursuant to Sub-
               Item 77K



For Period Ended 12/31/99
File No. 811-5331


77B              Accountant's Report on Internal Control


INDEPENDENT AUDITORS' REPORT

The Board of Trustees,
MassMutual Participation Investors:

In planning and performing our audit of the financial statements of MassMutual Participation Investors (the "Trust") for the year ended December 31, 1999 (on which we have issued our report dated February 18, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of the Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

February 18, 2000





For Period Ended 12/31/99
File No. 811-5331

77K        Changes in Registrant's certifying accountant

PricewaterhouseCoopers LLP ("PwC") resigned as auditors of Registrant, effective September 7, 1999. PwC's report on the financial statements for the fiscal years 1997 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Registrant's Audit Committee recommended engaging Deloitte & Touche LLP as the principal accountant to audit the Registrant's financial statements for fiscal year 1999. A majority of Registrant's Board of Trustees, including a majority of the independent Trustees, approved the appointment of Deloitte & Touche LLP as Registrant's independent auditors for Registrant's fiscal 1999 audit at a meeting of Registrant's Board of Trustees on October 22, 1999 subject to the right of Registrant, by a majority vote of the shareholders at any meeting called for that purpose, to terminate any appointment without penalty and further subject to Deloitte & Touche's continued independence.

For fiscal years 1997 and 1998, and during the period prior to PwC's resignation, Registrant and PwC have not had any disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, that either (1) have not been resolved to PwC's satisfaction and (2) or, if not resolved to PwC's satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

Registrant discloses that no "reportable events" as defined in Item 304(a)(v) existed for fiscal years 1997 and 1998 and during the period prior to PwC's resignation, specifically:

   PwC did not advise Registrant that the internal controls necessary for Registrant to develop financial statements do not exist;

   PwC did not advise Registrant that it can no longer rely on management's representations, or that it was unwilling to be associated with the financial statements prepared by management;

   PwC did not advise Registrant of the need to expand significantly the scope of its audit;

   PwC did not advise Registrant that information had come to its attention that would materially impact the fairness or reliability of either (i) a previously issued audit report of the underlying financial statements, or
   (ii) the financial statements issued or to be issued covering fiscal year
   1999.

Registrant has not consulted Deloitte & Touche LLP on any accounting matters prior to its engagement.


Pursuant to the requirements of Item 304(a)(3), Registrant has provided a copy of this Item 77K to PwC. PwC has furnished Registrant with a letter addressed to the SEC stating that it agrees with the statements made by Registrant herein. A copy of such letter from PwC is attached hereto as an exhibit.

For Period Ended 12/31/99
File No. 811-5331

77Q1(f)        Letter from independent accountant furnished pursuant to Sub-
               Item 77K






                     [PRICEWATERHOUSECOOPERS LETTERHEAD]





February 23, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the statements made by MassMutual Participation Investors (copy attached), which we understand will be filed with the Commission pursuant to
Item 77K of the report on From N-SAR for the period ended December 31, 1999. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP





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